RUBY TUESDAY, INC.

RESTRICTED STOCK AWARD

This RESTRICTED STOCK AWARD (the “Award”) is made and entered into as of the 10th day of October, 2007 by and between Ruby Tuesday, Inc. (the “Company”), a Georgia corporation, and _________________ (the “Director”).

Upon and subject to the Additional Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the Company hereby awards as of the Grant Date to the Director the Restricted Shares described below pursuant to the Ruby Tuesday, Inc. Stock Incentive and Deferred Compensation Plan for Directors (the “Plan”) in consideration of the Director’s services to the Company.

A.	Grant Date: October 10, 2007.

B.        Restricted Shares: _____ shares of the Company’s common stock (“Common Stock”), $.01 par value per share.

C.        Vesting: The Restricted Shares shall become vested, as and to the extent indicated below, only if the Service Condition, as specified herein, is satisfied. The Service Condition is satisfied only if the Director provides continuous services to the Company as a member of its Board of Directors for the period following the Grant Date in accordance with the following Vesting Schedule:

Years of Vesting Service	Percentage of Restricted Shares which are Vested Shares

Less than 1	0%
1, but less than 2	33 1/3%
2, but less than 3	66 2/3%
3 or more	100%

The Director shall receive one Year of Vesting Service for each full consecutive one-year period of continuous service during the period beginning with the Grant Date and ending on the date the Director experiences a Termination of Service, regardless of the reason. Notwithstanding the foregoing, the Service Condition will be deemed satisfied as to all of the Restricted Shares if the Director provides continuous services to the Company and/or any affiliate following the Grant Date through the date of any of the following earlier events: (a) the date the Director (i) experiences a Termination of Service due to death; (ii) becomes subject to a Disability, or (iii) attains age 70 (whether before or after the Grant Date); or (b) the effective date of a Change in Control. The Restricted Shares which have satisfied (or are deemed to have satisfied) the Service Condition are herein referred to as the “Vested Shares.” Any portion of the Restricted Shares which have not become Vested Shares in accordance with this Paragraph C before or at the time of the Director’s Termination of Service shall be forfeited.

IN WITNESS WHEREOF, the Company and Director have signed this Award as of the Grant Date set forth above.

Ruby Tuesday, Inc.
By: _________________________	____________________ Director
Title: ________________________

ADDITIONAL TERMS AND CONDITIONS OF

RUBY TUESDAY, INC.

RESTRICTED STOCK AWARD

1.          Acknowledgement by Director of Tax Election Opportunity. Director acknowledges that the award of the Restricted Shares constitutes a transfer of property for federal income tax purposes under Section 83 of the Internal Revenue Code and that the Director shall have the sole responsibility for determining whether to elect early income tax treatment by making an election permitted under Subsection (b) of Section 83 and the sole responsibility for effecting any such election in an appropriate and on a timely basis.

2.	Issuance of Restricted Shares.

(a)         The Company shall issue the Restricted Shares as of the Grant Date in either manner described below, as determined by the Committee in its sole discretion

(i)     by the issuance of share certificate(s) evidencing Restricted Shares to the Secretary of the Company or such other agent of the Company as may be designated by the Committee or the Secretary (the “Share Custodian”); or

(ii)    by documenting the issuance in uncertificated or book entry form on the Company’s stock records.

Evidence of the Restricted Shares either in the form of share certificate(s) or book entry, as the case may be, shall be held by the Company or Share Custodian, as applicable, until the Restricted Shares become Vested Shares in accordance with the Vesting Schedule.

(b)        When the Restricted Shares become Vested Shares, the Company or the Share Custodian, as the case may be, shall deliver the Vested Shares to the Director or, at the Company’s election, to a broker designated by the Company (the “Designated Broker”) by either physical delivery of the share certificate(s) or book entry transfer, as applicable, for the benefit of an account established in the name of the Director. If the number of Vested Shares includes a fraction of a share, neither the Company nor the Share Custodian shall be required to deliver the fractional share to the Director, and the Company shall pay the Director the amount determined by the Company to be the estimated fair market value therefor. At any time after receipt by the Designated Broker, the Director may require that the Designated Broker deliver the Vested Shares to the Director pursuant to such arrangements or agreements as may exist between the Designated Broker and the Director.

(c)         In the event that the Director forfeits any of the Restricted Shares, the Company shall cancel the issuance on its stock records and, if applicable, the Share Custodian shall promptly deliver the share certificate(s) representing the forfeited shares to the Company.

(d)        Director hereby irrevocably appoints the Share Custodian, and any successor thereto, as the true and lawful attorney-in-fact of Director with full power and authority to execute any stock transfer power or other instrument necessary to transfer any Restricted Shares to the Company in accordance with this Award, in the name, place, and stead of the Director. The term of such appointment shall commence on the Grant Date of this Award and shall continue until the last of the Restricted Shares are delivered to the Director as Vested Shares or are returned to the Company as forfeited Restricted Shares.

(e)         Except as otherwise expressly provided in this Award, the Director shall be entitled to all rights respecting the Restricted Shares applicable to holders of shares of Common Stock including, without limitation, the right to vote such shares and to receive dividends or other distributions thereon as provided by Section 3.

(f)         In the event the number of shares of Common Stock is increased or reduced as a result of a subdivision or combination of shares of Common Stock or the payment of a stock dividend or any other increase or decrease in the number of shares of Common Stock or other transaction such as a merger, reorganization or other change in the capital structure of the Company, the Director agrees that any certificate representing shares of Common Stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Share Custodian or recorded in book entry form, as applicable, and shall be subject to all of the provisions of this Award as if initially granted hereunder.

3.          Dividends. The Director shall be entitled to dividends or other distributions paid or made on Restricted Shares but only as and when the Restricted Shares to which the dividends or other distributions are attributable become Vested Shares. Dividends paid on Restricted Shares will be held by the Company and transferred to the Director, without interest, on such date as the Restricted Shares become Vested Shares. Dividends or other distributions paid on Restricted Shares that are forfeited shall be retained by the Company.

4.	Restrictions on Transfer of Restricted Shares.

(a)         General Restrictions. Except as provided by this Award, the Director shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Restricted Shares. Any such disposition not made in accordance with this Award shall be deemed null and void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and this Award, and any Restricted Shares so transferred will continue to be bound by the Plan and this Award. The Director (and any subsequent holder of Restricted Shares) may not sell, pledge or otherwise directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Shares except pursuant to the provisions of this Award. Any sale, pledge or other transfer (or any attempt to effect the same) of any Restricted Shares in violation of any provision of the Plan or this Award shall be void, and the Company shall not record such transfer, assignment, pledge or other disposition on its books or treat any purported transferee or pledgee of such Restricted Shares as the owner or pledgee of such Restricted Shares for any purpose.

(b)        Certain Permitted Transfers. The restrictions contained in this Section 4 will not apply with respect to transfers of the Restricted Shares pursuant to applicable laws of descent and distribution; provided that the restrictions contained in this Section 4 will continue to be applicable to the Restricted Shares after any such transfer; and provided further that the transferee(s) of such Restricted Shares must agree in writing to be bound by the provisions of the Plan and this Award.

5.	Additional Restrictions on Transfer.

(a)    In addition to any legends required under applicable securities laws, any certificates representing the Restricted Shares shall be endorsed with the following legend and the Director shall not make any transfer of the Restricted Shares without first complying with the restrictions on transfer described in such legend:

TRANSFER IS RESTRICTED

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND FORFEITURE PROVISIONS WHICH ALSO APPLY TO THE TRANSFEREE AS SET FORTH IN A RESTRICTED STOCK AWARD, DATED ___________, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY.

(b)       Opinion of Counsel. No holder of Restricted Shares may sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Shares, except (i) pursuant to an effective registration statement under the Securities Act of 1933 or (ii) in a transaction that fully complies with Rule 144, without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act of 1933 and applicable state securities laws is required in connection with such transfer.

6.	Change in Capitalization.

(a)    The number and kind of Restricted Shares shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock or any other increase or decrease in the number of shares of Common Stock outstanding effected without receipt of consideration by the Company. No fractional shares shall be issued in making such adjustment. All adjustments made by the Committee under this Section shall be final, binding, and conclusive.

(b)    In the event of a merger, consolidation, extraordinary dividend (including a spin-off), reorganization, recapitalization, sale of substantially all of the Company’s assets, other change in the capital structure of the Company, tender offer for shares of Common Stock or a Change in Control, an appropriate adjustment may be made with respect to the Restricted Shares such that other securities, cash or other property may be substituted for the Common Stock held by the Share Custodian pursuant to this Award or recorded in book entry form pursuant to this Award.

(c)    The existence of the Plan and the Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

7.          Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of Georgia; provided, however, no Restricted Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which the Director resides, and/or any other applicable securities laws.

8.          Successors. This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

9.          Notice. Except as otherwise specified herein, all notices and other communications under this Award shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein. Notices sent to the Company shall be addressed to the attention of the Secretary of the Company.

10.        Severability. In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11.        Entire Agreement. Subject to the terms and conditions of the Plan, this Award expresses the entire understanding and agreement of the parties with respect to the subject matter. This Award may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.        Headings and Capitalized Terms. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award. Capitalized terms used, but not defined, in this Award shall be given the meaning ascribed to them in the Plan

13.        Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

14.        No Right to Continued Service. Neither the establishment of the Plan nor the existence of the Award shall be construed as giving the Director the right to any continued service relationship with the Company or any affiliate of the Company.